Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Third Quarter 2018 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2018 - Publix’s sales for the three months ended Sept. 29, 2018 were $8.8 billion, a 3.2 percent increase from $8.5 billion in 2017. Comparable store sales for the three months ended Sept. 29, 2018 increased 0.6 percent. The company estimates the increase in sales for the three months ended Sept. 29, 2018 compared to the three months ended Sept. 30, 2017 was 3.1 percent lower due to the impact of Hurricane Irma in September 2017. Excluding the impact of the hurricane, sales for the three months ended Sept. 29, 2018 would have increased 6.3 percent and comparable store sales would have increased 3.7 percent.

Net earnings for the three months ended Sept. 29, 2018 were $677.7 million, compared to $474.9 million in 2017, an increase of 42.7 percent. Earnings per share for the three months ended Sept. 29, 2018 increased to $0.94, up from $0.63 per share in 2017. Net earnings and earnings per share for the three months ended Sept. 29, 2018 were positively impacted by the decrease in the federal statutory income tax rate from 35 percent to 21 percent effective in 2018 due to the Tax Cuts and Jobs Act of 2017 (Tax Act). Net earnings and earnings per share also were impacted by a new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings. Excluding the impact of the new accounting standard, net earnings would have been $582 million, an increase of 22.6 percent, and earnings per share would have been $0.80 for the three months ended Sept. 29, 2018.

Publix’s sales for the nine months ended Sept. 29, 2018 were $26.8 billion, a 4.7 percent increase from $25.6 billion in 2017. Comparable store sales for the nine months ended Sept. 29, 2018 increased 2.5 percent. The company estimates the increase in sales for the nine months ended Sept. 29, 2018 compared to the nine months ended Sept. 30, 2017 was 1 percent lower due to the impact of Hurricane Irma. Excluding the impact of the hurricane, sales for the nine months ended Sept. 29, 2018 would have increased 5.7 percent and comparable store sales would have increased 3.5 percent.

Net earnings for the nine months ended Sept. 29, 2018 were $2 billion, compared to $1.5 billion in 2017, an increase of 29.4 percent. Earnings per share for the nine months ended Sept. 29, 2018 increased to $2.71, up from $2.01 per share in 2017. Net earnings and earnings per share for the nine months ended Sept. 29, 2018 were positively impacted by the Tax Act. Net earnings and earnings per share also were impacted by the new accounting standard. Excluding the impact of the new accounting standard, net earnings would have been $1.9 billion, an increase of 21.8 percent, and earnings per share would have been $2.55 for the nine months ended Sept. 29, 2018.

These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Nov. 1, 2018, Publix’s stock price increased from $42.55 per share to $42.70 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“In the last six weeks, many of our associates and customers have faced difficult times with Hurricanes Florence and Michael,” said Publix CEO & President Todd Jones. “I’m proud of our associates for their extra efforts and pleased with our team’s results.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three and nine months ended Sept. 29, 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presented net earnings and earnings per share excluding the impact of the new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three and nine months ended Sept. 29, 2018 (amounts are in millions, except per share amounts):

	Three Months Ended	Nine Months Ended
	Sept. 29, 2018	Sept. 29, 2018
Net earnings	$677.7	1,974.2
Fair value adjustment (net unrealized gain) on equity securities held at end of period	(166.3)	(217.3)
Net gain on sale of equity securities previously recognized through fair value adjustment	38.0	60.4
Income tax expense (1)	32.6	39.9
Net earnings excluding impact of fair value adjustment	$582.0	1,857.2
Weighted average shares outstanding	723.2	729.4
Earnings per share excluding impact of fair value adjustment	$0.80	2.55

(1)	Income tax expense is based on the company’s combined federal and state statutory income tax rates.

Publix is privately owned and operated by its more than 195,000 employees, with 2017 sales of $34.6 billion. Currently Publix has 1,207 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 21 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###